Exhibit 10.4

PJM SOUTH IMPLEMENTATION AGREEMENT

THIS PJM SOUTH IMPLEMENTATION AGREEMENT (“Implementation Agreement”), is entered into as of September 30, 2002, between Virginia Electric and Power Company (“Virginia Power”), a corporation organized under the laws of the Commonwealth of Virginia and PJM Interconnection, L.L.C. (“PJM”), a limited liability company organized under the laws of Delaware (each a “Party” and collectively, “Parties”).

WHEREAS, Virginia Power owns electric transmission facilities which form an integrated transmission system used to provide electric service to its customers and to provide open access transmission service pursuant to FERC requirements;

WHEREAS, PJM is the first fully functioning Independent System Operator in the United States and operates the world’s largest competitive wholesale electricity market in all or parts of seven states and the District of Columbia;

WHEREAS, on July 31, 2002, FERC issued its Notice of Proposed Rulemaking (NOPR) Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design (Docket No. RM01-12-000) (“SMD Proceeding”) proposing to require all public utilities to have their transmission facilities controlled by an Independent Transmission Provider (“ITP”) and to have service provided in accordance with a standard market design as set out in the Standard Market Design tariff (“SMD Tariff”);

WHEREAS, Virginia Power is obligated to join a regional transmission entity under Virginia state law and is encouraged, and may be required in the future, to join a regional transmission organization under FERC policy;

WHEREAS, subject to the terms and conditions of this Implementation Agreement and the Memorandum of Understanding between the Parties dated June 24, 2002, Virginia Power has determined to become a member of PJM, transfer functional control of its Transmission Facilities to PJM for inclusion in a new PJM South Region, integrate its Control Area into the PJM Interchange Energy Market and certain other PJM markets, and otherwise facilitate the establishment and operation of PJM as the Regional Transmission Organization and, to the extent the final rulemaking shall require, the Independent Transmission Provider, with respect to its Transmission Facilities;

WHEREAS, in order to accept functional control of the Transmission Facilities of Virginia Power and commensurately expand the PJM markets, PJM will be required to make substantial additions and modifications to its systems and facilities and thereby incur Expansion Costs, as defined herein, the Parties enter into this Implementation Agreement to provide for the allocation of Expansion Costs to Virginia Power and payment thereof to PJM; and

WHEREAS, the costs of establishing a new PJM South Region are expected to be substantially reduced if the expansion is done as part of a single project that includes PJM West Expansion and Illinois Power Expansion, both as defined herein.

NOW THEREFORE, in consideration of the covenants and agreements set forth herein, and intending to be legally bound thereby, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

GLOSSARY AND RULES OF CONSTRUCTION

Unless the context otherwise specifies or requires, capitalized terms used in this Implementation Agreement shall have the meanings assigned or referred to in this Article 1 (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references to articles or sections are to articles or sections of this Implementation Agreement. Exhibits and schedules referred to in this Implementation Agreement are incorporated herein and made a part hereof. All Parties having been involved in the drafting of this Implementation Agreement, no rule that a contract shall be construed against the drafter shall be applied to the construction or interpretation of this Implementation Agreement.

1.1    “Capitalized Expansion Costs” has the meaning stated in section 4.1.2.1.

1.2    “Common Costs” has the meaning stated in section 4.1.1.

1.3    “Completion Date” has the meaning stated in section 4.1.1.

1.4    “Control Area” has the meaning stated in section 1.7 of the Operating Agreement.

1.5    “Demobilization Costs” means all costs and expenses incurred by PJM of suspending or terminating work under this Implementation Agreement, including, as applicable, travel expenses, penalties, fees and other costs associated with terminating, suspending, or making change orders to contracts with consultants, landlords, vendors, independent contractors and employees, and all allocable compensation, general and administrative overhead, and carrying costs (including actual or implicit costs of funds).

1.6    “Directly Assigned Expansion Costs” has the meaning stated in section 4.1.3.1.

1.7    “Effective Date” of this Implementation Agreement is the date set out in section 2.1.

1.8    “Expansion Costs” has the meaning stated in section 4.1.1.

1.9    “Expansion Percentages” has the meaning stated in section 4.1.1.

1.10    “Expensed Expansion Costs” has the meaning stated in section 4.1.4.1.

1.11    “FERC” means the Federal Energy Regulatory Commission or any successor federal agency, commission or department exercising jurisdiction over the PJM Tariff, the South Transmission Owner Agreement, the Operating Agreement, or the South Reliability Assurance Agreement.

1.12    “First Period” has the meaning stated in section 4.4.1.

1.13    “Illinois Power Expansion” means the proposed expansion of the PJM West Region to include Illinois Power Company.

1.14    “Implementation Agreement” means this PJM South Implementation Agreement, as it may be amended from time to time.

1.15    “Independent System Operator” or “ISO” means an Independent System Operator as defined by FERC in its Order No. 888.

1.16    “Independent Transmission Provider” or “ITP” has the meaning set out in Paragraph 125 of the Notice of Proposed Rulemaking

issued July 31, 2002 (Docket No. RM01-12-000) as such shall be modified or amended by FERC from time to time.

1.17    “Memorandum of Understanding” means the Memorandum of Understanding between the Parties dated June 24, 2001.

1.18    “Non-Disclosure Agreement” means the Non-Disclosure Agreement between the Parties dated June 24, 2002.

1.19    “Notice” has the meaning stated in section 7.11.

1.20    “Operating Agreement” means the Amended and Restated Operating Agreement of PJM Interconnection, L.L.C., as amended and restated from time to time.

1.21    “PJM South Region” means the control area, recognized by the North American Electric Reliability Council or any successor thereto, of Virginia Power.

1.22    “PJM Tariff” means the PJM Open Access Transmission Tariff under which PJM is the provider of transmission service and ancillary services, including any schedules, appendices, attachments, charts, annexes, or exhibits attached thereto, as in effect from time to time.

1.23    “PJM Transmission Owners Agreement” means the Transmission Owners Agreement, as amended and restated from time to time.

1.24    “PJM West Expansion” means the proposed expansion of the PJM West Region to include the American Electric Power system (Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kingsport Power Company, Kentucky Power Company, Ohio Power Company and Wheeling Power Company), Commonwealth Edison Company, and Dayton Power & Light Company.

1.25    “PJM West Region” means the aggregate of the control areas recognized by the North American Electric Reliability Council, or any successor thereto, of the participants in PJM West Expansion, and Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company collectively doing business as Allegheny Power.

1.26    “Party” or “Parties” has the meaning stated in the preamble of this Implementation Agreement.

1.27.    “Project Designee” has the meaning stated in section 3.2.8.

1.28    “Regional Transmission Organization” or “RTO” means a Regional Transmission Organization as defined by FERC in its Order No. 2000, as such order may be modified by FERC.

1.29    “SMD Proceeding” means the FERC proceeding initiated in the Notice of Proposed Rulemaking (NOPR) Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design (Docket No. RM01-12-000) and any ancillary proceedings thereto.

1.30    “SMD Tariff” means the tariff implementing any standard market design adopted as a final rule in the SMD Proceeding.

1.31    “South Region Expansion” has the meaning stated in section 3.2.1.

1.32    “South Reliability Assurance Agreement” means the PJM South Reliability Assurance Agreement among Load-Serving Entities in the PJM South Region.

1.33    “South Transmission Owner Agreement” means the South Transmission Owner Agreement between PJM Interconnection, L.L.C. and Virginia Power.

1.34    “Transmission Facilities” means those facilities of Virginia Power that meet the definition of transmission facilities pursuant to FERC’s Uniform System of Accounts or have been classified as transmission facilities in a ruling by FERC addressing such facilities.

1.35    “Withdrawal” has the meaning stated in section 5.3.2.

ARTICLE 2

EFFECTIVENESS; ADDITIONAL SIGNATORIES; ASSIGNMENT

2.1    Effective Date.    This Agreement shall become effective upon the date specified in the first paragraph of this Implementation Agreement.

2.2    Effectiveness Not Subject to Regulatory Approval.    The effectiveness of this Implementation Agreement is not conditioned upon whether regulatory approval of this Implementation Agreement is sought or obtained. Virginia Power agrees that it will satisfy its payment obligations under this Implementation Agreement without regard to whether any regulatory authority has asserted jurisdiction, approved, disapproved, or conditioned any provision of this Implementation Agreement or any other agreement related to the establishment of PJM as the Independent System Operator or Regional Transmission Organization with respect to the Transmission Facilities of Virginia Power.

ARTICLE 3

PARTIES’ UNDERTAKINGS IN FURTHERANCE OF DEVELOPMENT

OF PJM SOUTH REGION

3.1    Undertakings to Negotiate Agreements and Seek Regulatory Approvals from the FERC.

3.1.1    In order to implement the South Region Expansion, the Parties shall negotiate the South Transmission Owner Agreement, the South Reliability Assurance Agreement, and such amendments as may be required to the Operating Agreement, the PJM Tariff, and the PJM Transmission Owners Agreement, to enable Virginia Power to transfer functional control of its Transmission Facilities to PJM, to integrate its Control Area into the PJM Interchange Energy Market and other PJM markets, and otherwise to facilitate the establishment and operation of PJM as the Regional Transmission Organization with respect to Virginia Power’s Transmission Facilities. It is recognized that PJM, through its stakeholder and other processes, may make changes to any of the foregoing agreements to conform to the SMD Tariff. In the negotiations between Virginia Power and PJM, Virginia Power shall accept any reasonable changes that PJM may have made to conform any of the foregoing agreements to the SMD Tariff. The South Transmission Owner Agreement shall contain provisions regarding the withdrawal by Virginia Power from PJM substantially identical to sections 3.2 and 3.4 of the

PJM Transmission Owners Agreement. PJM and Virginia Power shall make good faith efforts to initiate and, subject to section 3.1.2, pursue diligently, all proceedings necessary and appropriate to seek and obtain all regulatory approvals that may be required from the FERC related to such agreements and amendments and for Virginia Power’s transfer of functional control of its Transmission Facilities to PJM. Such proceedings shall be initiated on or before December 15, 2002. Virginia Power recognizes that through PJM’s stakeholder process, in which Virginia Power is entitled to participate as a PJM member, or otherwise in accordance with the Operating Agreement or the Federal Power Act, amendments are made to the foregoing agreements from time to time. Virginia Power understands that such amendments may be pending, may be made after the Effective Date of this Implementation Agreement, and may be made after initiation of FERC proceedings hereunder and that, subject to its rights under the Federal Power Act, Virginia Power will be subject thereto.

3.1.2    Virginia Power shall have the right to seek regulatory approval by FERC of amendments to the PJM Tariff, which amendments PJM shall not oppose, to provide for the recovery of (i) Virginia Power’s costs so as to maintain revenue neutrality for Virginia Power, (ii) costs prudently incurred by Virginia Power in connection with the development of the Alliance RTO and South Region Expansion or membership as an owner of transmission facilities in PJM, and (iii) any other RTO development costs incurred by Virginia Power.

3.1.3    If, in accepting agreements or amendments submitted for approval under section 3.1.1 or 3.1.2, or related agreements or filings in furtherance of PJM’s service as the Regional Transmission Organization with respect to Virginia Power’s Transmission Facilities, the FERC rejects, modifies or conditions its acceptance of such amendments, agreements or filings, the Parties thereto, within thirty (30) days of the FERC order rejecting, modifying or otherwise imposing such conditions, shall either: (1) notify the FERC and each other of their acceptance of any such modification or condition; or (2) enter into discussions to determine whether the amendment, agreement or filing would be mutually beneficial in light of the FERC’s action. If either affected Party shall determine that the amendment, agreement or filing would not be mutually beneficial, the amendment, agreement, or other filing shall become null and void as to such Party, provided that nothing in this section shall diminish Virginia Power’s obligation to pay all amounts due to PJM under this Implementation Agreement.

3.2    Undertakings to Implement South Region Expansion

3.2.1    “South Region Expansion”    shall mean the upgrade, expansion, modification, development, design, or acquisition by PJM of any new or existing hardware, software, systems, or facilities of PJM of any kind or description, or any other work required or appropriate to be performed, to facilitate PJM’s establishment of the PJM South Region such that, in accordance with the agreements and amendments referenced in section 3.1.1, PJM shall serve as the Independent System Operator or Regional Transmission Organization with respect to the Transmission Facilities of Virginia Power and administer the PJM markets in the PJM South Region. South Region Expansion shall exclude any upgrade, expansion, modification, development, design, acquisition, or other work performed solely in furtherance of: (a) PJM West Expansion or Illinois Power Expansion; (b) any other development or expansion of PJM; (c) development of any joint or common market with the Midwest Independent Transmission Operator, Inc.; and (d) the development or implementation of the SMD Tariff. The foregoing notwithstanding, and to the extent permitted under section 4.1.1, South Region Expansion shall include an allocable share of costs or expenses for expansion that, in the reasonable judgment of PJM, are common to all of South Region Expansion, PJM West Expansion and Illinois Power Expansion, and therefore not properly allocable solely to one of these three expansions.

3.2.2    “Project Implementation Plan”    shall mean the plan for South Region Expansion, including the timing and costs associated therewith, attached hereto as Schedule 3.2.2 as amended by the Parties from time to time in accordance with this section. It is recognized that PJM has entered into arrangements for PJM West Expansion and Illinois Power Expansion and that the Project Implementation Plan shall take account of such expansions to assure that the South Region Expansion, PJM West Expansion and Illinois Power Expansion are all conducted efficiently. Either Party may propose from time to time reasonable changes to the Project Implementation Plan, which proposed changes the Party believes are necessary or appropriate to achieve economies, efficiencies, or the success of the project. In such event, the Parties shall in good faith negotiate amendments to the Project Implementation Plan, and in such negotiations neither Party shall withhold consent to reasonable changes to the Project Implementation Plan proposed by the other Party, provided, that PJM may withhold consent to proposed changes that, in its reasonable judgment, would delay or result in cost increases for PJM West Expansion or Illinois Power Expansion. Nothing in this section shall override the rights of Virginia Power under section 4.2.

3.2.3    SMD Tariff Impact.    The Parties recognize that FERC has issued a Notice of Proposed Rulemaking (NOPR) providing a draft standard market design tariff and FERC may issue a final order before January 1, 2003 directing implementation of the SMD Tariff. PJM agrees that in the event the FERC issues such a final order, PJM will analyze the compatibility of its systems, practices, and governance with the requirements thereof. To the extent reasonably required, the results of that analysis will be used to shape the system, procedural, and governance requirements for the establishment of the PJM South Region so as to minimize or eliminate the need for further system, procedural, and governance changes in order to implement the SMD Tariff.

3.2.4    Independent Transmission Provider.    The Parties recognize that FERC’s final order in the SMD Proceeding is expected to require that Virginia Power and each of the existing transmission owning members of PJM become members of an ITP. Accordingly, PJM agrees to use its best efforts to structure its markets, systems, procedures, and governance so as to satisfy all requirements of an ITP and to do so in a timely manner with respect to those dates established by FERC for Virginia Power’s required membership in an ITP. This provision shall be without prejudice to the right of either Party to seek modification or rehearing of or to appeal any order in the SMD Proceeding.

3.2.5    Requests for Information.    Each Party shall respond, at its own cost (subject to such recovery as may be otherwise provided in this Implementation Agreement), with a full and timely good faith effort to reasonable requests for information, training, or technical support made by either Party from time to time to facilitate South Region Expansion.

3.2.6    PJM Staffing.    Nothing in this Implementation Agreement shall require that PJM (a) increase internal staffing to meet the goals stated in section 3.2.1 or section 3.2.2 or (b) allocate staff in a manner that may cause it to fail to meet its obligations as the Regional Transmission Organization for any Control Area as to which it serves in such capacity.

3.2.7    Financing Condition.    It is understood that, subject to reimbursement (see section 4.1.2.2), PJM will be required to make initial expenditures to cover Capitalized Expansion Costs as defined herein (see section 4.1.2.1). It is agreed that, except for the development of the Project Implementation Plan, PJM shall not be required to incur any Capitalized Expansion Costs until and unless one or more financial closings have occurred under which PJM has obtained financing in a total amount no less than that specified in section 4.1.2.1.

3.2.8    Designees for Contract Administration.    By Notice, PJM and Virginia Power shall each designate in writing an individual who shall have the primary responsibility of administering the Party’s responsibilities under this Implementation Agreement and shall designate an alternate to perform such responsibilities when the primary designee is unavailable (the primary and alternate designee are the “Project Designee”). A Party may change its designations by Notice.

3.3    Independent Transmission Company.    The agreements and undertakings of the Parties in carrying out this Implementation Agreement shall preserve the right of Virginia Power to participate in the future in PJM through an independent transmission company.

3.4    Regional Transmission Organization.    The Parties acknowledge the efforts of PJM to qualify as an RTO pursuant to FERC’s Order 2000 and agree to act to facilitate the qualification of PJM as an RTO. This provision shall be without prejudice to the right of either Party to seek modification or rehearing of or to appeal any FERC order relating to the qualification of PJM as an RTO or the requirement that Virginia Power be a member of an RTO.

ARTICLE 4

ALLOCATION AND PAYMENT OF EXPANSION COSTS

4.1    Definitions and Certain Payment Obligations.

4.1.1    “Expansion Costs” are all costs and expenses PJM incurs or has incurred in order to conduct South Region Expansion, including the costs of vendors, consultants, independent contractors, PJM employees (including allocable compensation and general and administrative overhead), and carrying costs (including actual or implicit costs of funds). The period during which Expansion Costs will be incurred commences June 25, 2002, and ends (“Completion Date”) (i) in the case of any Expansion Costs other than Common Costs as defined below, sixty (60) days after the completion of South Region Expansion, and (ii) in the case of Common Costs the latest of sixty (60) days after the completion of South Region Expansion, PJM West Expansion, and Illinois Power Expansion, but in no case later than December 31, 2004. Costs incurred prior to the Effective Date shall be included in Expansion Costs as the Parties may mutually agree. If on or before June 30, 2003,

PJM has reason to believe that Common Costs are likely to be incurred after the Completion Date or it would be desirable to defer incurring such costs until after the Completion Date, the Parties shall consult with each other about whether or not the Completion Date should be extended. The completion of South Region Expansion shall occur on the date PJM commences to serve as the transmission provider under the PJM Tariff with respect to the Transmission Facilities of Virginia Power and has completed integration of the PJM South Region into the PJM markets. Expansion Costs consist of the following cost categories.

Capitalized Expansion Costs (see section 4.1.2)

Directly Assigned Expansion Costs (see section 4.1.3)

Expensed Expansion Costs (see section 4.1.4)

The cost recovery provisions of this Implementation Agreement will minimize PJM’s carrying costs for Expensed Expansion Costs. Carrying costs for Capitalized Expansion Costs will be expensed. Subject to section 5.4, PJM will recover Capitalized Expansion Costs as described in section 4.1.2.2. To the extent that PJM incurs costs or expenses for expansion that, in the reasonable judgment of PJM, are common to South Region Expansion, PJM West Expansion and Illinois Power Expansion (“Common Costs”), and therefore not properly allocated solely to one region, PJM shall allocate such costs on the basis of the ratio of the total loads of Virginia Power to the total loads of the transmission owner participants in PJM West Expansion and Illinois Power Expansion. As of the Effective Date of this Implementation Agreement, this results in an allocation of 25.6282 percent of such costs to Virginia Power, 68.6403 percent to the PJM West Expansion participants and 5.7314 percent to Illinois Power (such percentages, the “Expansion Percentages”). These percentages shall not be adjusted except as provided in section 5.3.2. In addition to the foregoing Expansion Costs, in the event Virginia Power gives Notice under sections 4.2, 5.2 or section 5.3.1 or otherwise does not transfer control of its Transmission Facilities to PJM, Virginia Power may be required to pay Demobilization Costs, if any, and any additional costs due under section 5.3.2.

4.1.2    Capitalized Expansion Costs.

4.1.2.1    “Capitalized Expansion Costs” are all Expansion Costs that are properly capitalized under PJM’s accounting practices, excluding any such costs that are Directly Assigned Expansion

Costs. As of the date of this Implementation Agreement, Capitalized Expansion Costs are currently estimated by PJM to total $16,302,098.

4.1.2.2    PJM Recovery of Capitalized Expansion Costs.     PJM shall recover Capitalized Expansion Costs from customers under Schedule 9 of the PJM Tariff.

4.1.3    Directly Assigned Expansion Costs.

4.1.3.1    Directly Assigned Expansion Costs” are all Expansion Costs PJM incurs to establish telecommunication links with Virginia Power. As of the Effective Date of this Implementation Agreement, it is estimated that Directly Assigned Expansion Costs will be $30,000 for Virginia Power.

4.1.3.2    Payment of Directly Assigned Expansion Costs.    Virginia Power agrees to fund all applicable Directly Assigned Expansion Costs in accordance with the procedures set forth in sections 4.4.1 and 4.4.2.

4.1.4    Expensed Expansion Costs.

4.1.4.1    “Expensed Expansion Costs” are all Expansion Costs that are properly expensed under PJM’s accounting practices, and any carrying costs (including actual or implicit costs of funds), excluding any such costs that are Directly Assigned Expansion Costs. As of the Effective Date of this Implementation Agreement, it is estimated that Expensed Expansion Costs will be $9,326,102.

4.1.4.2    Payment of Expensed Expansion Costs.    Virginia Power agrees to fund the Expensed Expansion Costs in accordance with the procedures set forth in sections 4.4.1 and 4.4.2.

4.2    Provision of Certain Expansion Costs Estimates.    As of the Effective Date of this Implementation Agreement, it is estimated that total Expansion Costs will be $25,658,200. In the event PJM incurs or expects to incur Expansion Costs that exceed this estimate by more than twenty (20) percent, it shall notify Virginia Power and, without limiting the generality of Article 5, Virginia Power shall have a right to terminate this Implementation Agreement and withdraw from the South Region Expansion. In the event Virginia Power exercises such withdrawal right, sections 5.3.1 and 5.3.2 shall apply.

4.3    SMD Tariff Conformance Cost.    The Parties understand that PJM may be required to modify its systems and procedures to comply with the SMD Tariff. Such modifications shall include, to the greatest degree practicable, accommodations to allow the PJM South Region to operate as a part of PJM. PJM shall not include any expenditures required to conform PJM’s systems to the SMD Tariff in either Capitalized Expansion Costs, Directly Assigned Expansion Costs, or Expensed Expansion Costs, other than the incremental costs due to the inclusion of the PJM South Region in such modifications.

4.4    Deposit and Billing Procedures.

4.4.1    Upon the Effective Date of this Implementation Agreement, Virginia Power shall deposit with PJM an amount equal to (i) Expensed Expansion Costs and (ii) Directly Assigned Expansion Costs, in each case that PJM estimates, in accordance with the budget set forth in the Project Implementation Plan, that it will incur during the first sixty (60) days (the “First Period”) following the Effective Date. PJM shall draw payments from deposited funds (including interest accrued thereon) in accordance with the billing and payment procedures set forth in section 4.4.2. On the 10th day of each month following the Effective Date (but not October 2002), until the Completion Date, PJM shall provide Virginia Power with (i) a written forecast of Directly Assigned Expansion Costs and Expensed Expansion Costs to be incurred by PJM hereunder during the sixty (60) day period following the end of the First Period (and each successive sixty (60) day period, as applicable) and (ii) an estimate of the remaining Expansion Costs. In accordance with the billing and payment procedures set forth in section 4.4.2, Virginia Power shall deposit with PJM such additional funds as are necessary to increase the total deposited funds to PJM’s estimate for such sixty (60) day period. After the Completion Date, and after all obligations under sections 4.1.3.2 and 4.1.4.2 and otherwise under this Implementation Agreement have been satisfied, PJM shall refund any outstanding deposits to Virginia Power. All interest earned on any deposited amount prior to withdrawal by PJM shall be credited for the benefit of Virginia Power.

4.4.2    On the 10th day of each month (or, if such day falls on a Saturday, Sunday, or holiday, on the next business day), PJM shall issue monthly billing statements to Virginia Power for amounts due under sections 4.1.3.2 and 4.1.4.2 or otherwise due under this Agreement, and PJM shall make payment to itself of such amounts from Virginia Power’s funds on deposit under section 4.4.1 to the extent such funds are available. Such billing statements shall set forth: (a) any additional payments required that were not covered by deposited funds

(including interest accrued thereon); (b) any additional deposit funds required under section 4.4.1; (c) an itemization of the costs and expenses incurred for which the billing is rendered; and (d) an estimate of the remaining Expansion Costs. Virginia Power shall make payment of any amounts not paid from funds on deposit no later than the 20th day of the same month (or if such day falls on a Saturday, Sunday, or holiday, on the next business day) by wire transfer in accordance with instructions PJM shall provide. In the event Virginia Power disputes any amount stated in PJM’s invoice, Virginia Power shall pay PJM’s invoice in full and the obligations of the Parties with respect to the payment shall be determined in accordance with the procedures provided for in Article 6. Within 10 days after the later of (i) the Completion Date or (ii) payment of all obligations of Virginia Power under sections 4.1.3.2 and 4.1.4.2, PJM shall refund to Virginia Power any remaining balance in the deposit account.

4.4.3    Upon request by Virginia Power, PJM shall provide to Virginia Power reasonable information regarding the determination of costs payable by Virginia Power pursuant to this Article 4.

ARTICLE 5

LIMITATIONS ON, AND PAYMENT

OBLIGATIONS IN THE EVENT OF, WITHDRAWAL

5.1    Unconditional Character of Payment Obligations.    Except as may be otherwise provided in this Article 5, the withdrawal of Virginia Power from the South Transmission Owner Agreement, the failure of Virginia Power to transfer control of its Transmission Facilities to PJM, or the withdrawal by Virginia Power of its Transmission Facilities from PJM, shall not diminish the obligation of Virginia Power to pay Expansion Costs under this Implementation Agreement. By way of example but not limitation, the following events shall not excuse or diminish such payment obligations: (a) a failure by Virginia Power to meet any obligation under sections 3.1.1, 3.1.2, 3.1.3, or 3.1.4; (b) any action or inaction by the FERC or any other regulatory agency that has the effect of denying or failing to grant any required regulatory approval; (c) any change in law or regulation that reduces or eliminates any regulatory basis or requirement for such transfer of control of Transmission Facilities to, or retention of control of Transmission Facilities by, an Independent System Operator or Regional Transmission Organization; (d) any decision to transfer control, or seek to transfer control, of Transmission Facilities to an Independent System Operator or Regional Transmission Organization other than PJM or an organization other than

PJM that seeks or intends to seek approval from the FERC to serve as an Independent System Operator or Regional Transmission Organization; (e) withdrawal from the South Transmission Owner Agreement and/or Operating Agreement by Virginia Power; or (f) any order of the FERC approving withdrawal of Virginia Power from the South Transmission Owner Agreement or the withdrawal of any other owner of transmission facilities from PJM.

5.2    Suspension for Regulatory Delay.    In the event that a regulatory body having jurisdiction over the PJM Tariff, the South Transmission Owner Agreement, the Operating Agreement, or the South Reliability Assurance Agreement has not issued an initial order concerning any required approval of any such agreement or amendments to such agreement, as applicable, on or before June 30, 2003, and PJM and Virginia Power concur that timely approval of such agreement is unlikely, then Virginia Power may by Notice to PJM suspend the South Region Expansion. In the event of such suspension, Virginia Power shall pay all Demobilization Costs. During the South Region Expansion, PJM will respond to reasonable requests from Virginia Power for estimates of Demobilization Costs that would be due under this section if such suspension were invoked under this section.

5.3    Obligations of Virginia Power if it Does Not Transfer Control of Transmission Facilities to PJM or Withdraws from PJM.

5.3.1    Notice; Termination of South Region Expansion.    Subject only to any required regulatory approvals and its payment obligations to PJM, Virginia Power reserves the right at any time to terminate South Region Expansion and to otherwise withdraw from transferring control of its Transmission Facilities to PJM. If Virginia Power becomes aware of any event or occurrence that creates a material possibility that it will not transfer control of its Transmission Facilities to PJM, Virginia Power shall give immediate Notice to PJM. If PJM becomes aware of any event or occurrence that creates a material possibility that (i) PJM will not accept control of Virginia Power’s Transmission Facilities or (ii) Virginia Power will be unable to transfer such control, PJM shall give immediate Notice to Virginia Power. Upon receipt of Notice by one Party to the other Party, PJM and Virginia Power shall confer and, unless Virginia Power and PJM agree in writing that South Region Expansion shall continue, PJM shall immediately commence termination of such South Region Expansion, including demobilization and giving notice of termination or other applicable notice under contracts with third parties. In the event Virginia Power fails to give Notice under this section, PJM shall not be expected to terminate South Region Expansion regardless of whether or not PJM is aware of the event or occurrence giving rise to the right to give Notice, and PJM may continue South Region Expansion at Virginia Power’s cost under this Implementation Agreement until Notice is given and the conference required under this section has occurred.

5.3.2    Virginia Power’s Obligation to Reimburse PJM if it Does Not Transfer Transmission Facilities.    In the event Virginia Power exercises its right to withdraw under section 4.2, or gives Notice to PJM under section 5.3.1 and Virginia Power does not agree to continue the South Region Expansion, or Virginia Power otherwise does not transfer control of Transmission Facilities to PJM, (“Withdrawal”), Virginia Power shall, notwithstanding the Withdrawal: (i) continue to make all payments due under this Implementation Agreement, in accordance with the billing and payment procedures set forth in section 4.4.2, including ongoing Expensed Expansion Costs, (ii) make payments, under the billing and payment procedures set forth in section 4.4.2, of Capitalized Expansion Costs incurred after Withdrawal, and (iii) within thirty (30) days after the effective date of the Withdrawal, make a payment to PJM of an amount equal to all Capitalized Expansion Costs incurred prior to Withdrawal, provided that Virginia Power shall be entitled to a credit against Capitalized Expansion Costs of the value, if any, as determined by PJM in its reasonable judgment, to PJM customers of such Capitalized Expansion Costs in the absence of Virginia Power having transferred control of its Transmission Facilities to PJM and provided further to the extent that at some subsequent date either Virginia Power or another transmission owner transfers control of transmission facilities to PJM and such transfer renders valuable to PJM customers some or all of the Capitalized Expansion Costs paid by Virginia Power, such value, if any, as determined by PJM in its reasonable judgment, shall be paid to Virginia Power no later than sixty (60) days after such transfer. In the case of Withdrawal, PJM shall make good faith efforts to mitigate costs, including Common Costs, so as to minimize the amounts payable by Virginia Power pursuant to this section, and any resulting reduction in Common Costs shall accrue to the benefit of Virginia Power. It is recognized and agreed that the purpose of the continued payment and reimbursement obligations under this section is to assure that, due to the Withdrawal, expansion costs incurred in PJM West Expansion and Illinois Power Expansion do not increase. Except for amounts paid to reimburse PJM for Directly Assigned Expansion Costs and Expensed Expansion Costs incurred prior to the Withdrawal, or for Demobilization, PJM will credit all amounts received under this section 5.3.2 to PJM West Expansion and Illinois Power Expansion, as applicable. The foregoing notwithstanding, in the event of a Withdrawal, Virginia Power shall in no event be allocated or otherwise required to pay any Expansion Costs after it has paid 150% of the estimated costs as set forth in the Project Implementation Plan as of the Effective Date. After Virginia Power has paid 150% of such amount, the Expansion Percentages shall be adjusted proportionately to the total loads of the remaining expansions for purposes of allocating any further Common Costs. Any payments due hereunder shall be made first from any amounts on deposit with PJM under section 4.4.1 of this Implementation Agreement. Upon request to PJM, PJM shall transfer to Virginia Power any assets attributable to Directly Assigned Expansion Costs for which Virginia Power has paid. In the event Virginia Power disputes any amount PJM asserts is due to it, Virginia Power shall pay PJM’s invoice in full and the obligations of the Parties with respect to the payment shall be determined in accordance with the procedures provided for in Article 6. The obligations of Virginia Power pursuant to this section with respect to Common Costs shall be contingent upon each of the transmission owning parties to the PJM West Expansion and the Illinois Power Expansion agreeing to substantially the same obligation for the payment of Common Costs in the case of such party’s withdrawal from either the PJM West Expansion or the Illinois Power Expansion.

5.4    Obligations of Virginia Power Due To Withdrawal Prior to Recovery of All Capitalized Expansion Costs.    In the event Virginia Power withdraws control of its Transmission Facilities from PJM after having transferred such control, PJM shall issue an invoice to Virginia Power for the Capitalized Expansion Costs, if any, that PJM shall not have recovered pursuant to section 4.1.2.2 under the PJM Tariff as of the effective date of such withdrawal provided that Virginia Power shall be entitled to a credit against the unrecovered Capitalized Expansion Costs of the value, if any, as determined by PJM in its reasonable judgment, to PJM customers of such unrecovered Capitalized Expansion Costs subsequent to Virginia Power having withdrawn control of its Transmission Facilities from PJM and provided further to the extent that at some subsequent date either Virginia Power or another transmission owner transfers control of transmission facilities to PJM and such transfer renders valuable to PJM customers some or all of the unrecovered Capitalized Expansion Costs, such value, as determined by PJM in its reasonable judgment, shall be paid to Virginia Power no later than sixty (30) days after such transfer. No later than thirty (30) days after receipt of such invoice, and in no event later than the effectiveness of the withdrawal, Virginia Power shall pay the amount stated in the invoice. In the event Virginia Power disputes any amount PJM asserts is due to it, Virginia Power shall pay PJM’s invoice in full and the obligations of the Parties with respect to the payment shall be determined in accordance with the procedures provided for in Article 6.

ARTICLE 6

DISPUTE RESOLUTION

6.1    Disputes.    Subject to section 6.2, any dispute arising under or relating to this Implementation Agreement shall be subject to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, to be held in Washington, D.C., and judgment thereon may be entered by a court with jurisdiction. Each Party consents to, and waives all objections to, personal jurisdiction and venue of courts in Washington, D.C. or Pennsylvania for such purpose. The Parties shall endeavor in any arbitration to have discovery (which may include depositions) completed within forty-five (45) days of the appointment of the arbitrators (or single arbitrator, if applicable) and to have a decision rendered by the arbitrator(s) within one hundred fifty (150) days after appointment. In the event temporary or preliminary injunctive relief has been issued under section 6.2, the parties to the judicial action in which such relief is issued shall request the court to hold further proceedings on the complaint in abeyance pending completion of arbitration under this article. If the court denies such request to hold further proceedings in abeyance, then the parties shall proceed in such court to have the dispute determined and the arbitration provisions of this section shall not be applicable to such dispute.

6.2    Permitted Judicial Proceeding.    The foregoing arbitration agreement notwithstanding, in the case of a payment dispute, PJM may elect, in lieu of proceeding by arbitration exclusively, to bring a judicial action against Virginia Power to obtain relief with respect to such dispute, including injunctive relief to obtain or compel payment. Solely for such purpose Virginia Power consents to the personal jurisdiction and venue of any federal or state court located in Pennsylvania or Washington, D.C. Virginia Power acknowledges, and in any judicial proceeding brought hereunder shall be deemed to have admitted, that PJM, the competition it fosters through its service as an Independent System Operator or Regional Transmission Organization, and the public interest, will suffer irreparable harm if PJM does not recover any amounts due to PJM under this Implementation Agreement in accordance with the terms and conditions herein.

6.3    Disputes Concerning PJM West Expansion and Illinois Power Expansion.    In any matter involving the allocation of Common Costs between Virginia Power and the transmission owner participants in the PJM West Expansion or the Illinois Power Expansion and in order to avoid inconsistent determinations of liability for and the allocation of Common Costs, the Parties shall take all reasonable actions, subject to the agreement of the transmission owner participants in the PJM West Expansion and Illinois Power Expansion, and subject to jurisdictional or procedural impediments, to have such allocation issues resolved in a single arbitration proceeding or at PJM’s election under section 6.2, a single judicial proceeding (subject to being held in abeyance for the conduct of arbitration under section 6.2), which shall include all interested parties.

6.4    Interest.    Any award pursuant to section 6.1 or section 6.2 shall bear interest at the rate earned by PJM with respect to funds in accounts subject to its control during the applicable period.

6.5    Audit.    In any dispute, Virginia Power shall have the right to audit those costs assigned to Virginia Power pursuant to this Implementation Agreement.

ARTICLE 7

ADDITIONAL AND MISCELLANEOUS MATTERS

7.1    Relationship of the Parties.    his Implementation Agreement shall not be interpreted or construed to create any association, joint venture, or partnership between or among the Parties or to impose any partnership obligation liability upon any Party. No Party shall have the right, power or authority under this Implementation Agreement to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, any other Party.

7.2    Confidentiality.    Any information provided by one Party to the other Party in carrying out this Implementation Agreement shall be subject to the Non-Disclosure Agreement.

7.3    Energy Management System Network Model.    Upon execution of this Implementation Agreement, Virginia Power shall provide PJM a copy of its Energy Management System Network model and related software databases and applications subject to the reasonable terms and conditions of Virginia Power’s customary software licenses. PJM shall provide Virginia Power with a copy of PJM’s network model in Common Interface Model (CIM) format for use with Virginia Power’s contingency analysis and state estimator applications. The Parties agree to exchange real-time data using the Inter-Control Center Protocol (ICCP)

as needed to support the use of these models. The real-time data of Virginia Power shall be considered confidential Information under the Non-Disclosure Agreement, provided that Virginia Power consents to the release of such information as may be reasonably required to comply with FERC or NERC requirements. Real-time data of third parties shall be transferred by Virginia Power to PJM only to the extent that PJM has confidentiality agreements with such third parties permitting the transfer of such information.

7.4    Value of Virginia Power Systems.    The Parties recognize that Virginia Power has developed or otherwise acquired systems and information related to the operation of Virginia Power’s transmission system and the transmission systems of nearby transmission owners, which systems and information Virginia Power considers proprietary. Nothing in this Implementation Agreement shall obligate Virginia Power to provide access to, copies of, or information from any such system except to the extent reasonable and necessary to establish the PJM South Region and integrate Virginia Power’s transmission system into the PJM system and markets. Should either party withdraw from this Implementation Agreement or in the event that the PJM South Region is not implemented, each Party shall immediately remove from its systems all instances of the network model provided by the other Party under section 7.3 and shall refrain from further use of the integrated network model developed from the software, systems, models or information provided pursuant to section 7.3. Physical copies of the network model, including archival/backup copies and associated documentation, shall be returned to, or destroyed with a certificate of such destruction to, the Party that supplied the data under section 7.3 within fifteen (15) days from the date of withdrawal or cessation of the PJM South Region implementation effort. To the extent that PJM desires additional or continued access to, copies of, or information from such systems, the terms therefore shall be negotiated separately.

7.5    No Third-party Beneficiaries.    This Implementation Agreement is intended solely for the benefit of the Parties and their respective successors and permitted assigns and is not intended to and shall not confer any rights or benefits on, any third party (other than the Parties’ successors and permitted assigns) that is not a signatory hereto.

7.6    Term and Termination.    This Implementation Agreement shall be effective as provided in Article 2 and shall continue in effect from year to year thereafter unless and until terminated, provided that all provisions concerning payment obligations, section 4.4.3, Article 6, and Article 7 shall survive such termination.

7.7    Successors and Assigns.    This Implementation Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns permitted herein, but shall not be assigned except to a successor in the operation of Virginia Power’s Transmission Facilities by reason of a merger, consolidation, reorganization, sale, spinoff, or foreclosure, as a result of which substantially all such Transmission Facilities are acquired by such successor, and such successor expressly is made a party to this Implementation Agreement.

7.8    Force Majeure.    No Party shall be liable to any other Party for damages or otherwise be in breach of this Implementation Agreement to the extent and during the period such Party’s performance is made impracticable by any cause or causes beyond such Party’s control and without such Party’s fault or negligence, including but not limited to any act, omission, or circumstance occasioned by or in consequence of any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, or curtailment, order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities; provided, however, that any such foregoing event shall not excuse any payment obligation. Upon the occurrence of an event considered by a Party to constitute a force majeure event, such Party shall use due diligence to endeavor to continue to perform its obligations as far as reasonably practicable and to remedy the event, provided that this provision shall require no Party to settle any strike or labor dispute. The foregoing notwithstanding, the occurrence of a cause under this section shall not excuse Virginia Power from making any payment otherwise required under this Implementation Agreement.

7.9    Limitations on Liability.    Except with respect to the payment obligations provided in this Implementation Agreement, no Party shall be liable to any other Party, or any affiliate or subsidiary thereof, for any claim for damages, whether direct, indirect, incidental, special or consequential damages, or loss of the other Party, including, but not limited to, loss of profits or revenues, cost of capital of financing, or loss of goodwill arising from such Party’s carrying out, or failing to carry out, any obligations contemplated by this Implementation Agreement.

7.10    Governing Law.    This Implementation Agreement shall be interpreted, construed and governed by the laws of the state of Delaware.

7.11    Notice.    Whether expressly so stated or not, all notices, demands, requests and other communications required or permitted by or provided for in this Implementation Agreement (“Notice”) shall be given in writing to a Party at the address set forth below, or at such other address as a Party shall designate for itself in writing in accordance with this section, and shall be delivered by hand, overnight courier, or electronic mail:

For all Notices:	With a copy to:

PJM Interconnection, L.L.C. 955 Jefferson Avenue Valley Forge Corporate Center Norristown, PA 19403-2497 Attn: Phillip Harris President E-mail: harrispg@pjm.com	PJM Interconnection, L.L.C. 955 Jefferson Avenue Valley Forge Corporate Center Norristown, PA 19403-2497 Attn: Richard Wodyka Chief Operating Officer E-mail: wodykara@pjm.com

Jimmy D. Staton Senior Vice President Electric Transmission & Distribution Virginia Electric & Power Company 701 East Cary Street Richmond, VA 23219 E-mail: Jimmy_Staton@dom.com	James F. Stutts Vice President & General Counsel Dominion Resources Services, Inc. 120 Tredegar Street Richmond, VA 23219 E-mail: James_Stutts@dom.com

7.12    Execution of Counterparts.    This Implementation Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all Parties hereto, notwithstanding that all such Parties may not have executed the same counterpart.

7.13    Representations and Warranties.

7.13.1    Each Party represents and warrants to the other Parties that, as of the Effective Date of this Implementation Agreement as to such Party:

7.13.1.1    It is duly organized, validly existing and in good standing under the laws of the jurisdiction where organized, and,

in the case of Virginia Power, qualified to do business in each state in which its Transmission Facilities are located;

7.13.1.2    The execution and delivery of this Implementation Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action on the part of the Party and do not conflict with any applicable law or with any other agreement binding upon the Party. The Implementation Agreement has been duly executed and delivered by the Party. The Implementation Agreement constitutes the legal, valid and binding obligation of the Party enforceable against it in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity concerning such enforcement, regardless of whether such principles are applied in a proceeding at law or in equity; and

7.13.1.3    There are no actions at law, suits in equity, proceedings or claims pending or, to the knowledge of the Party, threatened against the Party before or by any federal, state, foreign or local court, tribunal or governmental agency or authority that might materially delay, prevent or hinder the performance by the Party of its obligations hereunder.

7.14 Renegotiation.    Each provision of this Implementation Agreement shall be considered severable, and if any provision is held by a court or regulatory authority of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect and shall in no way be affected, impaired or invalidated. If the Implementation Agreement is modified or conditioned by a regulatory authority exercising jurisdiction over this Implementation Agreement (other than the FERC, as to which section 3.1.3 applies), the Parties shall endeavor in good faith to negotiate such amendment or amendments as will restore the relative benefits and obligations of the Parties immediately prior to such holding, modification or condition. If after 60 days such negotiations are unsuccessful then this Implementation Agreement shall be deemed terminated, provided, that nothing in this section shall diminish Virginia Power’s obligation to pay all amounts due to PJM under this Implementation Agreement.

7.15 Headings.    The article and section headings used in this Implementation Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions.

IN WITNESS WHEREOF, the Parties have caused this Implementation Agreement to be executed by their duly authorized representatives.

PJM Interconnection, L.L.C.

By:

    /s/    Richard A. Wodyka

Name: Richard A. Wodyka

Title:   VP & COO

Date:   10/01/02

Virginia Electric and Power Company

By:

    /s/    Glenn B. Ross

Name: Glenn B. Ross

Title:   Director - Delivery Policy

Date:   10/0/02

PROJECT IMPLEMENTATION PLAN

SCHEDULE 3.2.2

[Portions of Schedule 3.2.2 are being revised due to recent legislation.]

Capital and Expense Cash Flow Forecast
Project Costs
			Capital	$63,610,000
			Expense	$36,390,000
			Total	$100,000,000
Allocation Values
Participant	Agreement	Load	% of total	% of West agreement	% of DOM agreement	% of IP agreement	Total Expense	Total Capital	Total
AEP	West	126,485,726	36.1582%	52.6778%			$13,157,969	$23,000,231	$36,158,200
Comed	West	96,919,286	27.7061%	40.3642%			$10,082,250	$17,623,850	$27,706,100
Dominion	DOM	89,650,634	25.6282%		100.0000%		$9,326,102	$16,302,098	$25,628,200
DP&L	West	16,706,972	4.7760%	6.9580%			$1,737,986	$3,038,014	$4,776,000
IP	IP	20,049,273	5.7314%			100.0000%	$2,085,656	$3,645,744	$5,731,400

	West	240,111,984	68.6403%				$24,978,205	$43,662,095	$68,640,300
	DOM	89,650,634	25.6282%				$9,326,102	$16,302,098	$25,628,200
	IP	20,049,273	5.7314%				$2,085,656	$3,645,744	$5,731,400

Allocation
	Allocation		TOTAL COSTS		AEP	COMED	DOM	DP&L	IP
	Capital	Expense	Capital	Expense
Sep-02	0.00%	3.00%	$0	$1,091,700	$394,739	$302,467	$279,783	$52,140	$62,570
Oct-02	1.00%	8.00%	$636,100	$2,911,200	$1,052,638	$806,580	$746,088	$139,039	$166,853
Nov-02	8.00%	7.00%	$5,088,800	$2,547,300	$921,058	$705,757	$652,827	$121,659	$145,996
Dec-02	8.00%	7.00%	$5,088,800	$2,547,300	$921,058	$705,757	$652,827	$121,659	$145,996
Jan-03	8.00%	4.00%	$5,088,800	$1,455,600	$526,319	$403,290	$373,044	$69,519	$83,426
Feb-03	8.00%	4.00%	$5,088,800	$1,455,600	$526,319	$403,290	$373,044	$69,519	$83,426
Mar-03	8.00%	4.00%	$5,088,800	$1,455,600	$526,319	$403,290	$373,044	$69,519	$83,426
Apr-03	8.00%	8.00%	$5,088,800	$2,911,200	$1,052,638	$806,580	$746,088	$139,039	$166,853
May-03	8.00%	8.00%	$5,088,800	$2,911,200	$1,052,638	$806,580	$746,088	$139,039	$166,853
Jun-03	7.00%	6.00%	$4,452,700	$2,183,400	$789,478	$604,935	$559,566	$104,279	$125,139
Jul-03	7.00%	6.00%	$4,452,700	$2,183,400	$789,478	$604,935	$559,566	$104,279	$125,139
Aug-03	7.00%	6.00%	$4,452,700	$2,183,400	$789,478	$604,935	$559,566	$104,279	$125,139
Sep-03	7.00%	7.00%	$4,452,700	$2,547,300	$921,058	$705,757	$652,827	$121,659	$145,996
Oct-03	5.00%	8.00%	$3,180,500	$2,911,200	$1,052,638	$806,580	$746,088	$139,039	$166,853
Nov-03	5.00%	8.00%	$3,180,500	$2,911,200	$1,052,638	$806,580	$746,088	$139,039	$166,853
Dec-03	5.00%	6.00%	$3,180,500	$2,183,400	$789,478	$604,935	$559,566	$104,279	$125,139

Total	100.00%	100.00%	$63,610,000	$36,390,000	$13,157,972	$10,082,248	$9,326,100	$1,737,985	$2,085,657

Directly Assigned Expenses					$30,000	$30,000	$30,000	$30,000	$30,000
NOTES:	1. Allocation Values based on 2000 load data

FIRST AMENDMENT TO PJM SOUTH IMPLEMENTATION AGREEMENT

THIS FIRST AMENDMENT TO THE PJM SOUTH IMPLEMENTATION AGREEMENT (“First Amendment”), is entered into as of November     , 2002, between Virginia Electric and Power Company (“Virginia Power”), a corporation organized under the laws of the Commonwealth of Virginia and PJM Interconnection, L.L.C. (“PJM”), a limited liability company organized under the laws of Delaware (each a “Party” and collectively, “Parties”).

WHEREAS, Virginia Power has determined to become a member of PJM, to transfer functional control of its Transmission Facilities to PJM for inclusion in a new PJM South Region, integrate its Control Area into the PJM Interchange Energy Market and certain other PJM markets, and to facilitate the establishment and operation of PJM as the Regional Transmission Organization, with respect to its Transmission Facilities;

WHEREAS, PJM is incurring certain costs in conjunction with the establishment of the PJM South Region;

WHEREAS, the Parties have entered into the PJM South Implementation Agreement, dated September 30, 2002, (“Implementation Agreement”) to provide for the allocation to and payment by Virginia Power of Expansion Costs being incurred by PJM;

WHEREAS, Expansion Costs include certain Common Costs that PJM is incurring in conjunction with the South Region Expansion, PJM West Expansion and Illinois Power Expansion and which are not properly allocable solely to any one region;

WHEREAS, a portion of such Common Costs were allocated to Virginia Power on the basis of the ratio of its total load to the total loads of all transmission owner participants in the South Region Expansion, PJM West Expansion and Illinois Power Expansion; and

WHEREAS, Illinois Power has not as of this date chosen to become a member of PJM and accordingly the percentage of Common Costs allocable to Virginia Power is subject to adjustment.

NOW THEREFORE, in consideration of the covenants and agreements set forth herein, and intending to be legally bound thereby, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

1.    All capitalized terms not otherwise defined in this First Amendment shall have the meaning assigned to them in the Implementation Agreement unless the context clearly indicates otherwise.

2.    The Expansion Percentages set out in Section 4.1.1 are hereby amended to be 27.18 percent for Virginia Power and 72.82 percent for PJM West Expansion participants, the references to Illinois Power Expansion and Illinois Power are deleted, and the language in such section modified accordingly.

3.    Schedule 3.2.2 including the Capital and Expense Cash Flow Forecast to the Implementation Agreement shall be replaced in its entirety by the attached revised Schedule 3.2.2 and the revised Capital and Expense Cash Flow Forecast.

4.    The amounts payable to PJM by Virginia Power pursuant to Section 4 of the Implementation Agreement, including amounts previously billed to Virginia Power, shall be adjusted in accordance with the amended Expansion Percentage.

5.    If Illinois Power should prior to the Completion Date choose to become a member of PJM and to transfer functional control over its Transmission Facilities to PJM, the Expansion Percentages shall be adjusted retroactively to the Effective Date of the Implementation Agreement to those percentages in effect prior to this First Amendment and PJM will reimburse or credit Virginia Power for the difference between the amounts paid in accordance with this First Amendment and the amounts which would have been payable if the Expansion Percentages had not been adjusted pursuant to this First Amendment.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized representatives.

PJM Interconnection, L.L.C.

By:

/s/    RICHARD A. WODYKA

Name:    Richard A. Wodyka

Title:    Chief Operating Officer

Date:    12-9-02

Virginia Electric and Power Company

By:

/s/    JIMMY D. STATON

Name:    Jimmy D. Staton

Title:    Senior Vice President

Date:    Dec. 6, 2002